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                                  EXHIBIT 99.1

                     EUROPEAN APPROVAL OF AMEVIVE(R) DELAYED

               Committee Requests Additional Clinical Information

Cambridge, MA (February 20, 2003) - Biogen, Inc. (NASDAQ/BGEN) announced today that the Committee for Proprietary Medicinal Products (CPMP), the scientific advisory body of the European Medicines Evaluation Agency (EMEA), requested more information relating to its application for AMEVIVE(R) (alefacept) for psoriasis. In the final assessment received this week, the CPMP determined that more clinical information is needed to approve the product. Biogen has withdrawn its application and plans to develop the additional clinical information necessary to obtain approval of AMEVIVE for psoriasis patients in Europe. Developing the data and re-filing the application to gain approval could take several years.

This action should have no impact on the company's 2003 financial guidance. Biogen will be evaluating the impact on guidance for 2004 and beyond, considering the delay of European revenue as well as sales and marketing expense, and updating this outlook in its quarterly earnings call.

ABOUT BIOGEN

Biogen is the world's oldest independent biotechnology company and a leader in biologics research, development and manufacturing. A pioneer in leading edge research in immunology, neurobiology and oncology, Biogen brings novel therapies to improve patients' lives around the world through its global marketing capabilities. For press releases and additional information about the company, please visit http://www.biogen.com.

SAFE HARBOR

In addition to historical information, this press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to plans for the development of additional clinical data in response to the determination of the Committee for Proprietary Medicinal Products (CPMP) and the Company's expectations regarding the impact of the decision on financial results. These statements are based on the Company's current beliefs and expectations as to such future outcomes. There is no assurance that the Company will be able to generate data satisfactory to the CPMP. There are also a number of risks and uncertainties that could cause actual financial results to differ materially from our expectations. For example, financial results may be affected by the impact of competitive products on AVONEX (interferon beta-1a) sales, any slowing of growth of the multiple sclerosis market, any change in market acceptance of AVONEX in key markets worldwide, the level of success in launching AMEVIVE in the United States and the impact on expenses of development, sales and marketing

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activities and in-licensing and product opportunities as well as the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

CONFERENCE CALL AND WEBCAST
The company will host a call for investors at 9:00 a.m. EST on February 20, 2003, and will be accessible through the investor relations section of Biogen's homepage, http://www.biogen.com.